Exhibit 99.1

For Release on January 31, 2012, 9:30 PM ET

Prestige Brands Holdings, Inc. Completes Purchase of 15 Brands from GSK

Irvington, NY, January 31, 2012—Prestige Brands Holdings, Inc. (NYSE-PBH) today announced that it has completed its previously announced purchase of fifteen of the seventeen brands it agreed to acquire from GlaxoSmithKline (GSK).

The transaction was finalized under the original terms of the agreement announced on December 20, 2011, which called for Prestige to pay $615 million in cash at closing plus a customary post-closing inventory adjustment. The purchase of the remaining two brands is expected to be completed during the first half of the year.

Prestige Brands financed the purchase price for the transaction by issuing $250 million of senior notes and entering into a $660 million term loan. The proceeds from the financing were also used to refinance Prestige’s existing senior secured credit facility and pay for related one-time transaction expenses.

Sewaya Segalas & Company, Inc. LLC acted as exclusive financial advisor to Prestige Brands in these transactions.

Prestige Brands markets and distributes brand name over-the-counter and household cleaning products throughout the U.S., Canada, and in certain international markets. Prior to the acquisition of the fifteen brands from GSK, the Company’s core brands included Chloraseptic® sore throat treatments, Clear Eyes® eye care products, Compound W® wart removers, The Doctors®NightGuard® dental protector, the Little Remedies® and PediaCare® lines of pediatric over-the-counter products, Efferdent® denture care products, Luden’s® throat drops, Dramamine® motion sickness treatment, and Comet® household cleansers.

Contact: Dean Siegal

914 524 6819